As filed with the Securities and Exchange Commission on May 26, 2006

Registration No. 333-131331

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM F-1

REGISTRATION STATEMENT

Under The Securities Act of 1933

ASAT Holdings Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands	3674	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Robert J. Gange

14th Floor, 138 Texaco Road

Tsuen Wan, New Territories

Hong Kong

(011) (852) 2408-7811

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Fore, Esq.

Kathleen D. Rothman, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)
Units, consisting of one Series A Redeemable Convertible Preferred Share, par value $0.01 per share, and one Warrant to purchase 50 Ordinary Shares (1)	66,543		$50	$3,327,150	$356.01
Series A Redeemable Convertible Preferred Shares comprising part of the Units	66,543		N/A (2)	N/A	$0
Warrants comprising part of the Units	66,543		N/A (3)	N/A	$0 (4)
Ordinary Shares issuable upon conversion of the Series A Preferred Shares comprising part of the Units	36,968,333		$0	$0	$0
Ordinary Shares issuable upon exercise of the Warrants comprising part of the Units	3,327,150		$0.01	$3,327,150	$356.01
Subscription Rights to Purchase Units	66,543	(5)	N/A (6)	N/A	$0
Total Registration Fee					$712.02

(1)	This Registration Statement also relates to rights to purchase Units (the “Subscription Rights”).
(2)	The shares of Series A Preferred Shares comprising a part of each Unit are being issued without any separate consideration.
(3)	The Warrants comprising a part of each Unit are being issued without any separate consideration.
(4)	The Warrants comprising a part of each Unit are being registered in the same Registration Statement as the Ordinary Shares underlying such Warrants and, therefore, no separate registration fee is required pursuant to Rule 457(i).
(5)	Evidencing the rights to subscribe for 66,543 Units. This figure represents the maximum number of Units issuable upon the exercise of the Subscription Rights.
(6)	The Subscription Rights are being issued without consideration.
(7)	Registration fee the previously paid in connection with the initial filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 (this “Amendment”) is being filed solely for the purpose of filing exhibits to the Registration Statement on Form F-1 (Registration No. 333-131331) (the “Registration Statement”) filed with the Securities and Exchange Commission by ASAT Holdings Limited. This Amendment does not contain a copy of the prospectus included in the Registration Statement, which is unchanged.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Article 129 of the Restated Articles of Association of ASAT Holdings Limited permits us to indemnify officers and directors for losses, damages, costs and expenses incurred in their capacities as such if they acted in good faith and in a manner they reasonably believed to be in our best interests, and in any criminal action, if they had no reasonable cause to believe their conduct was unlawful. If the director or officer is found liable by the court, we may indemnify him only if the court determines that the director or officer is fairly and reasonably entitled to indemnity. In addition, on October 13, 2005 the Board of Directors of ASAT Holdings Limited approved a form of indemnification agreement which the company may enter into with its officers and directors.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the fiscal quarter ended January 31, 2004, ASAT Holdings Limited’s wholly-owned finance subsidiary, New ASAT (Finance) Limited, issued $150 million aggregate principal amount of 9.25% senior notes due in February 2011, which notes accrue semi-annual interest payable on February 1 and August 1 of each year beginning on August 1, 2004. We sold $150 million aggregate principal amount of our 9.25% senior notes to the initial purchaser, Citigroup Global Markets Limited, at a price of 97.5% of the principal amount thereof, for resale to certain institutional investors pursuant to Rule 144A under the Securities Act of 1933, as amended, or Securities Act, and to non-U.S. persons in transactions outside the United States in reliance on Regulation S of the Securities Act.

The 9.25% senior notes are unsecured and guaranteed on a senior unsecured basis by ASAT Holdings Limited and certain of its subsidiaries which are “restricted subsidiaries” as defined in the indenture for the 9.25% senior notes. The indenture for the 9.25% senior notes contains certain covenants that will, among other things, restrict the ability of ASAT Holdings Limited and its restricted subsidiaries to borrow money, pay dividends on or repurchase capital stock and make certain other restricted payments or investments, sell assets or enter into mergers or consolidations and create liens on assets. The 9.25% senior notes are redeemable prior to February 1, 2008, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages and additional amounts, if any, plus a make-whole amount and on or after February 1, 2008 at the various redemption prices set out in the indenture for the 9.25% senior notes.

We have filed a registration statement on Forms F-4 and S-4 with the SEC to register the exchange of the original senior notes for identical senior notes which are registered under the Securities Act in order to satisfy our obligations under a registration rights agreement that we entered into in connection with the sale of the original senior notes. In March, 2005, we completed the exchange offer of the original senior notes for the registered senior notes.

In July 2005 we entered into a settlement agreement with Freescale Semiconductor, Inc. In connection with the settlement agreement, we issued to Freescale Semiconductor, Inc. a 5-year warrant to purchase 10,937,500 of our ordinary shares, which is the equivalent of 2,187,500 ADSs, in reliance on Section 4(2) of the Securities Act.

On July 31, 2005, we entered into a Securities Purchase Agreement with QPL Limited and J.P. Morgan Partners affiliated funds providing for the issuance and sale of 300,000 of our Series A Preferred Shares for a total price of $15 million and the issuance of five-year warrants for a total of 20 million ordinary shares exercisable at a price of $0.01 per share, of which a total of 5 million ordinary shares were an arrangement fee. Olympus-ASAT II, L.L.C. subsequently became a party to the Securities Purchase Agreement. This financing closed on October 27, 2005. The Series A Preferred Shares and warrants were issued in reliance on Section 4(2) of the Securities Act.

On July 31, 2005 we entered into a purchase money loan facility with J.P. Morgan Partners affiliated funds providing for up to $15 million of loans. In connection with the closing of the purchase money loan agreement on October 27, 2005, we issued five-year warrants for a total of 5 million ordinary shares exercisable at a price of $0.01 per share as an arrangement fee. On January 25, 2006, we borrowed the first $10.0 million tranche of loans under the purchase money loan agreement. In connection with that borrowing, we issued five-year warrants for total of 15,668,170 ordinary shares exercisable of an exercise price of $0.01 per share. The warrants were issued in reliance on Section 4(2) of the Securities Act.

ITEM 8. EXHIBITS.

The following is a list of all exhibits filed as a part of this registration statement on Forms F-1, including those incorporated by reference:

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC

3.1	Restated Memorandum of Association of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

3.2	Restated Articles of Association of ASAT Holdings Limited, as amended	Registrant’s Report on Form 6-K filed on January 11, 2006

4.1	Form of Deposit Agreement between ASAT Holdings Limited and The Bank of New York	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

4.2	Form of ADR	Included in Exhibit 4.1

4.3	Form of specimen certificate representing ordinary shares of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

4.4	Indenture dated as of January 26, 2004 between New ASAT (Finance) Limited, ASAT Holdings Limited and its subsidiaries and The Bank of New York, as trustee.	Registrant’s Annual Report on Form 20-F filed on July 9, 2004

4.5	Form of 9.25% Senior Note due 2011	Included in Exhibit 4.4

4.6	Form of specimen certificate representing preferred shares of ASAT Holdings Limited	Filed previously

4.7	Form of Subscription Rights Certificate	Filed previously

4.8	Warrant Agreement	Filed previously

4.9	Form of Warrant	Included in Exhibit 4.8

5.1	Opinion of Maples and Calder	Contained herein

5.2	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation	Contained herein

10.1	ASAT Holding Limited Stock Option Plan	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC

10.2	Form of ASAT Holdings Non-Qualified Stock Option Agreement	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

10.3	Supply Agreement dated March 8, 2001 entered into among ASAT Limited, Talent Focus Limited and QPL Limited	Registrant’s Annual Report on Form 20-F filed on June 28, 2002

10.4	Amended and Restated Shareholders Agreement, dated as of November 10, 2005, by and among ASAT Holdings Limited and the shareholders party thereto.	Registrant’s Report on Form 6-K filed on January 11, 2006

10.5	Lease Agreement dated as of August 8, 2002 between Dongguan Changan County Changshi Development Company and Timerson Limited	Registrant’s Annual Report on Form 20-F filed on July 28, 2003

10.6	Supply Agreement dated as of May 1, 2004 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited.	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

10.7	Lease Agreement dated as of May 7, 2004 among Dongguan Changan County Changshi Development Company, Dongguan Changan Leyiwen Semi-Conductor Testing Factory (Dongguan Changan ASAT Semiconductor Assembly and Test Factory) and Timerson Limited	Registrant’s Annual Report on Form 20-F filed on July 9, 2004

10.8	Amended and Restated Supply Agreement dated as of October 27, 2005 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited.	Registrant’s Report on Form 6-K filed on January 11, 2006

10.9	Purchase Money Loan Agreement dated as of July 31, 2005 among ASAT Holdings Limited, the Lenders named therein and J.P. Morgan Partners Asia LDC	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

10.10	Amended and Restated Securities Purchase Agreement dated as of October 27, 2005 among ASAT Holdings Limited and the purchasers party thereto	Registrant’s Report on Form 6-K filed on January 11, 2006

10.11	Severance Agreement and Mutual Release, dated as of October 26, 2005, by and between Harry R. Rozakis and ASAT Holdings Limited	Registrant’s Report on Form 6-K filed on January 11, 2006

12.1	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	Filed previously

21.1	Subsidiaries of the Company	Filed previously

23.1	Consent of Arthur Andersen & Co	Omitted pursuant to Rule 437a

23.2	Consent of PricewaterhouseCoopers	Filed previously

23.3	Consent of Maples and Calder	Included in Exhibit 5.1

23.4	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation	Included in Exhibit 5.2

24.1	Power of Attorney	Filed previously

24.2	Power of Attorney	Filed previously

99.1	Instruction for Use of Subscription Rights Certificate	Filed previously

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC

99.2	Notice of Guaranteed Delivery	Filed previously

99.3	Letter to Record Holders	Filed previously

99.4	Letter to Brokers	Filed previously

99.5	Letter to Beneficial Owners for Brokers	Filed previously

99.6	Form of Nominee Holder Certification	Filed previously

(b) Financial Statement Schedules: All schedules have been omitted because they are not applicable or not required.

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1993:

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8-A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the charter provision, by law, contract, arrangements, statute or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, on May 26, 2006.

ASAT HOLDINGS LIMITED

By:	/s/ ROBERT J. GANGE
Name:	Robert J. Gange
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ROBERT J. GANGE Robert J. Gange	President and Chief Executive Officer (Principal Executive Officer)	May 26, 2006

* Arthur Tsui	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 26, 2006

* Kei W. Chua	Director	May 26, 2006

* Kevin Kit Tong Kwan	Director	May 26, 2006

* Tung Lok Li	Director	May 26, 2006

* Andrew Liu	Director	May 26, 2006

* Joseph A. Martin	Director	May 26, 2006

* Henry C. Montgomery	Director and Chairman of the Board	May 26, 2006

* Stephen M. Shaw	Director	May 26, 2006

* Eugene Suh	Director	May 26, 2006

Signature	Title	Date

* Glen G. Possley	Director	May 26, 2006

*By:	/S/ ROBERT J. GANGE
Robert J. Gange Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the registration statement has been signed by the undersigned on the 26th day of May, 2006.

Name

/s/ FE G. MALIWAT
Fe G. Maliwat

ASAT HOLDINGS LIMITED

REGISTRATION STATEMENT ON FORM F-1

INDEX TO EXHIBITS

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC

3.1	Restated Memorandum of Association of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

3.2	Restated Articles of Association of ASAT Holdings Limited, as amended	Registrant’s Report on Form 6-K filed on January 11, 2006

4.1	Form of Deposit Agreement between ASAT Holdings Limited and The Bank of New York	Registrant’s Registration Statement on Form F 1 filed on July 7, 2000 (Registration No. 333-12124)

4.2	Form of ADR	Included in Exhibit 4.1

4.3	Form of specimen certificate representing ordinary shares of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on July 7, 2000 (Registration No. 333-12124)

4.4	Indenture dated as of January 26, 2004 between New ASAT (Finance) Limited, ASAT Holdings Limited and its subsidiaries and The Bank of New York, as trustee.	Registrant’s Annual Report on Form 20-F filed on July 9, 2004

4.5	Form of 9.25% Senior Note due 2011	Included in Exhibit 4.4

4.6	Form of specimen certificate representing preferred shares of ASAT Holdings Limited	Filed previously

4.7	Form of Subscription Rights Certificate	Filed previously

4.8	Warrant Agreement	Filed previously

4.9	Form of Warrant	Included in Exhibit 4.8

5.1	Opinion of Maples and Calder	Contained herein

5.2	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation	Contained herein

10.1	ASAT Holding Limited Stock Option Plan	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

10.2	Form of ASAT Holdings Non-Qualified Stock Option Agreement	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

10.3	Supply Agreement dated March 8, 2001 entered into among ASAT Limited, Talent Focus Limited and QPL Limited	Registrant’s Annual Report on Form 20-F filed on June 28, 2002

10.4	Amended and Restated Shareholders Agreement, dated as of November 10, 2005, by and among ASAT Holdings Limited and the shareholders party thereto.	Registrant’s Report on Form 6-K filed on January 11, 2006

Exhibit Number	Description	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC

10.5	Lease Agreement dated as of August 8, 2002 between Dongguan Changan County Changshi Development Company and Timerson Limited	Registrant’s Annual Report on Form 20-F filed on July 28, 2003

10.6	Supply Agreement dated as of May 1, 2004 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited.	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

10.7	Lease Agreement dated as of May 7, 2004 among Dongguan Changan County Changshi Development Company, Dongguan Changan Leyiwen Semi-Conductor Testing Factory (Dongguan Changan ASAT Semiconductor Assembly and Test Factory) and Timerson Limited	Registrant’s Annual Report on Form 20-F filed on July 9, 2004

10.8	Amended and Restated Supply Agreement dated as of October 27, 2005 entered into among ASAT Limited, Talent Focus Industries Limited and QPL Limited.	Registrant’s Report on Form 6-K filed on January 11, 2006

10.9	Purchase Money Loan Agreement dated as of July 31, 2005 among ASAT Holdings Limited, the Lenders named therein and J.P. Morgan Partners Asia LDC	Registrant’s Annual Report on Form 20-F filed on August 2, 2005

10.10	Amended and Restated Securities Purchase Agreement dated as of October 27, 2005 among ASAT Holdings Limited and the purchasers party thereto	Registrant’s Report on Form 6-K filed on January 11, 2006

10.11	Severance Agreement and Mutual Release, dated as of October 26, 2005, by and between Harry R. Rozakis and ASAT Holdings Limited	Registrant’s Report on Form 6-K filed on January 11, 2006

12.1	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	Filed previously

21.1	Subsidiaries of the Company	Filed previously

23.1	Consent of Arthur Andersen & Co	Omitted pursuant to Rule 437a

23.2	Consent of PricewaterhouseCoopers	Filed previously

23.3	Consent of Maples and Calder	Included in Exhibit 5.1

23.4	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation	Included in Exhibit 5.2

24.1	Power of Attorney	Filed previously

24.2	Power of Attorney	Filed previously

99.1	Instruction for Use of Subscription Rights Certificate	Filed previously

99.2	Notice of Guaranteed Delivery	Filed previously

99.3	Letter to Record Holders	Filed previously

99.4	Letter to Brokers	Filed previously

99.5	Letter to Beneficial Owners for Brokers	Filed previously

99.6	Form of Nominee Holder Certification	Filed previously